UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2007

Inhibitex, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-50772	742708737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9005 Westside Parkway, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	678-746-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2007, the Compensation Committee ("Committee") approved certain goals and criteria upon which management incentive cash compensation for the 2007 fiscal year will be based. The specific goals and criteria include: advancing the development of the Company’s to be acquired product candidate FV-100; business development activities with respect to existing and additional development programs or compounds and several other goals and criteria that the Company does not publish because doing so would disclose confidential business information. The goals and criteria are weight-adjusted and the amount of incentive cash compensation awarded will be based on the Committee’s assessment of the level of achievement, expressed as a percentage, of each specific criteria.

For executive officers and senior management of the Company, which include the principal executive officer and the other named executive officers, their annual incentive cash compensation is determined based on the level of achievement of the goals and criteria described above. Accordingly, the annual incentive cash compensation to be earned in 2007 for the employees in this group is determined by multiplying the amount of his or her base salary for 2007 by his or her target bonus percentage, then multiplying this product by the percentage level of achievement established by the Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc.

August 29, 2007	By:	Russell H. Plumb

Name: Russell H. Plumb
Title: Chief Executive Officer